UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Elaine M. Brown, the Executive Vice President, Administration of Integral Systems, Inc. (the “Company”), resigned as an employee of the Company, effective July 2, 2008. In connection with her resignation, the Company and Ms. Brown entered into a Separation Agreement and General Release, dated July 2, 2008 (the “Separation Agreement”). The Separation Agreement provides that the Company will pay Ms. Brown severance consisting of (a) continued payment of her base salary of $233,064.00 through July 2, 2009 (net of any third-party employer compensation Ms. Brown may receive) and (b) payment through July 2, 2009 of premiums due for Ms. Brown and her covered dependents under any so-called COBRA continuation coverage under any of the Company’s group health insurance programs in which she is eligible and elects to be covered. In exchange for the severance payments, Ms. Brown gave the Company a general release of claims, except that the Indemnification Agreement between the Company and Ms. Brown effective December 4, 2002 and the Affirmation and Undertaking Re: Advance for Expenses between them dated October 18, 2006 will remain in full force and effect. The Company also agreed to amend Ms. Brown’s post-employment non-competition restriction from one year to six months.

The foregoing summary of the Separation Agreement is not a complete description of all of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the complete Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Title
10.1	Separation Agreement and General Release dated as of July 2, 2008 between Integral Systems, Inc. and Elaine M. Brown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: July 7, 2008	By:	/s/ William M. Bambarger, Jr.
	Name:	William M. Bambarger, Jr.
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Number	Title
10.1	Separation Agreement and General Release dated as of July 2, 2008 between Integral Systems, Inc. and Elaine M. Brown.